CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2020 RESULTS
AND DECLARES A QUARTERLY DIVIDEND OF $0.09 PER SHARE

Cranbury NJ - July 24, 2020 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.7 million and diluted earnings per share of $0.36 for the three months ended June 30, 2020 compared to net income of $3.4 million, or $0.39 per diluted share for the three months ended June 30, 2019.

The Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock that will be payable on August 25, 2020 to shareholders of record on August 12, 2020.

Robert F. Mangano, President and Chief Executive Officer, stated “The Company generated solid fundamental operating performance during the second quarter of 2020 despite the challenging economic environment. The value of the Company’s diversified lending platforms was reflected in the significant increase in residential mortgage banking activity which resulted in a $961,000 increase in gain on sale of loans and a $72.3 million increase in mortgage warehouse loans. Our continuous focus on deposit pricing and the mix and term structure of our funding resulted in the cost of interest-bearing liabilities declining to 1.04%. Also, due to current economic uncertainty, the provision for loan losses was increased to $2.1 million and the allowance for loan losses increased 21.2% to $12.1 million at June 30, 2020.”

Mr. Mangano added, “We are navigating through the COVID-19 pandemic impact and the economic and social disruption to our customers and communities we serve. While the severity and duration of the pandemic are not knowable today, we believe that the Company has the financial strength and flexibility to address these adverse economic and operating conditions.”

SECOND QUARTER 2020 HIGHLIGHTS

•	Return on average total assets and return on average shareholders' equity were 0.89% and 8.50%, respectively.

•	Net interest income was $13.8 million and net interest margin was 3.64% on a tax equivalent basis.

•	A provision for loan losses of $2.1 million was recorded for the second quarter of 2020 and there were no charge-offs.

•
Total loans were $1.4 billion at June 30, 2020 and increased $138.0 million from March 31, 2020. Mortgage warehouse loans increased $72.3 million and commercial real estate loans increased $15.4 million from March 31, 2020.

•
As of June 30, 2020, the Bank had funded $75.1 million in Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans under the Coronavirus Aid, Relief and Economic Security Act ("CARES Act").

•	Total deposits were $1.4 billion at June 30, 2020 and increased $111.4 million with non-interest demand deposits increasing $98.1 million from March 31, 2020.

•	Non-performing assets were $14.0 million, or 0.80% of total assets at June 30, 2020, relatively unchanged from March 31, 2020 and included $470,000 of other real estate owned ("OREO").

For the six months ended June 30, 2020, net income was $7.1 million and diluted earnings per share were $0.69 compared to net income of $6.8 million, or $0.78 per diluted share, for the six months ended June 30, 2019.

COVID-19 Impact and Response

In the first quarter 2020 earnings' report, the Company reported the initial steps that it took in response to the sudden emergence of the COVID-19 global pandemic.

During the second quarter of 2020, the Company continued working with its customers who were severely impacted by the economic disruption. Management significantly increased the provision for loan losses in response to the current economic environment and higher potential incurred losses in the loan portfolio. Management may further increase the provision and allowance for loan losses in response to changes in economic conditions and the performance of the loan portfolio in future periods.

To protect our employees and customers we have:

•	Effective March 24, 2020, adjusted branch hours and temporarily closed our branch lobbies to customers, except on an appointment only basis and deployed 50% of our staff to work remotely.

•
Continued to service our customers through drive-up facilities, ATMs and our robust technology capabilities that allow customers to execute transactions and apply for residential mortgage loans through our website www.momentummortgage.com utilizing their mobile devices and computers.

•	Provided our employees with masks, gloves and hand sanitizer.

•	Installed protective shields and partitions in branch offices and social distancing markings.

•	On June 22, 2020, re-opened our lobby facilities and require customers entering our locations to have face coverings.

To support our loan and deposit customers and the communities we serve:

•
We are working tirelessly to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted. As of June 30, 2020, $147.5 million of loans ($139.1 million of commercial loans and $8.4 million of consumer loans) were modified to provide deferral of interest and or principal by borrowers for up to 90 days.

•
As a long-standing SBA preferred lender, we are actively participating in the SBA’s PPP lending program established under the CARES Act. As of June 30, 2020, we have funded 459 SBA PPP loans totaling $75.1 million.

•
We registered to utilize the Main Street New Loan Facility (“Facility”) established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the CARES Act to provide financing to our customers and communities. This Facility is intended to facilitate lending by banks to small and medium-sized businesses, which we believe may be beneficial to certain of our customers.

•
We are participating in the Federal Reserve's PPP loan funding program and are pledging the PPP loans to collateralize a like amount of borrowings from the Federal Reserve at a favorable interest rate of 0.35% up to a 2 year term.

Modification of Loans and Deferral of Payments
Through June 30, 2020, $139.1 million of commercial loans and $8.4 million of consumer loans had been modified to provide deferral of interest and or principal by borrowers for up to 90 days. As of July 1, 2020, deferrals for $49.2 million of these loans were expiring during July 2020 and a full monthly loan payment was due in July. As of July 22, 2020, customers had made the required monthly loan payments on $43.9 million of these loans, payments are due on $4.3 million of these loans and $1.0 million of these loans have a payment due date after July 22, 2020. One loan relationship totaling $1.0 million received a second modification to extend the deferral for another 90 days.
As of July 22, 2020, loan deferrals totaled $99.4 million and were comprised of $94.3 million of commercial loans and $5.1 million of consumer loans.

Allowance for Loan and Lease Losses

As part of the review of the adequacy of the allowance for loan losses at June 30, 2020, management reviewed over 81% of the $139.1 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days. Loans excluded from the review were either recently modified in June, had a balance less than $250,000 or payments were being made by the SBA for six months under the CARES Act.

Management previously identified the hotel and restaurant-food service industries as most likely to be adversely impacted in the near-term by the economic disruption caused by the COVID-19 pandemic. At June 30, 2020 loans to hotel and restaurant-food service industries were $67.7 million and $47.7 million, respectively. Management reviewed over 97% of the hotel loans and over 87% of the restaurant-food service loans. Loans excluded from this review had a balance of less than $250,000 or payments were being made by the SBA for six months under the CARES Act.

As a result of this review, management concluded that although loans with modifications and deferrals of loan payments were credit rated “Pass-Watch,” the deferral of payments indicated a somewhat weaker financial strength than “Pass” credit rated loans. Therefore, an additional reserve for potential incurred losses of $1.2 million was warranted. In connection with this review, loans with modifications and deferrals totaling $8.5 million and $5.0 million were down-graded to “Special Mention” and “Substandard,” respectively, resulting in an increase in the allowance for loan losses of approximately $800,000. During the second quarter of 2020, total loans down-graded to credit ratings of “Special Mention”, “Substandard” and “Doubtful” were $8.9 million, $5.2 million and $151,000, respectively.

Discussion of Financial Results
On November 8, 2019, the Company completed the merger of Shore Community Bank (“Shore”) with and into the Bank (the “Shore Merger”). The Shore Merger contributed approximately $200.0 million and $260.2 million in loans and deposits, respectively, at June 30, 2020.

Net income was $3.7 million, or $0.36 per diluted share, for the second quarter of 2020 compared to net income of $3.4 million, or $0.39 per diluted share, for the second quarter of 2019. For the three months ended June 30, 2020, net interest income increased $2.4 million compared to the three months ended June 30, 2019, driven by the increase in the average balance of loans over the 12-month period ended June 30, 2020. Gain on sales of loans for the second quarter 2020 increased $961,000 compared to the second quarter of 2019 due primarily to the higher volume of residential mortgage loans sold. The provision for loan losses was $2.1 million for the second quarter of 2020 compared to $400,000 for the second quarter of 2019. This increase reflected management’s current estimate of potential loan losses that were incurred due to the economic disruption caused by the COVID-19 pandemic. Non-interest expenses were $9.8 million for the second quarter of 2020, representing an increase of $1.3 million, compared to $8.6 million for the second quarter of 2019, which included $258,000 of merger-related expenses. Approximately $950,000 of the increase in non-interest expenses reflected expenses of the former Shore operations which were included in the second quarter 2020 results.

Net interest income was $13.8 million for the second quarter of 2020 and increased $2.4 million compared to net interest income of $11.4 million for the second quarter of 2019. Total interest income was $16.7 million for the three months ended June 30, 2020 compared to $14.6 million for the three months ended June 30, 2019. The increase in total interest income was primarily due to a net increase of $365.2 million in average loans, reflecting growth in all segments of the loan portfolio except construction loans and includes $54.3 million in average new SBA PPP loans. The growth in average loans included approximately $201.9 million of loans from the Shore Merger. Average interest-earning assets were $1.5 billion with a tax-equivalent yield of 4.39% for the second quarter of 2020 compared to average interest-earning assets of $1.1 billion, with a tax-equivalent yield of 5.15%, for the second quarter of 2019. The yield on average interest-earning assets for the second quarter of 2020 declined 76 basis points to 4.39%, primarily due to the sharp decline in market interest rates beginning in the third quarter of 2019 and continuing through the second quarter of 2020. The Federal Reserve reduced the targeted federal funds rate 50 basis points in the third quarter of 2019, 25 basis points in the fourth quarter of 2019 and, in response to the COVID-19 pandemic, further reduced the targeted federal funds rate by 150 basis points in March 2020. The prime rate was 5.50% in the second quarter of 2019. As a result of the reductions in the targeted federal funds rate in 2019, the prime rate declined to 4.75% in October 2019 and declined further to 3.25% in March 2020. The Bank had approximately $487.0 million of loans with an interest rate tied to the prime rate and approximately $49.3 million of loans with an interest rate tied to either 1 or 3-month LIBOR at June 30, 2020. The second quarter of 2020 included the impact on loan interest income of the lower prime rate for a full quarter.

In connection with the origination of $75.1 million of SBA PPP loans, the Bank received a payment of $2.5 million of origination fees from the SBA and deferred $338,000 of direct origination expenses related to the SBA PPP lending activity. The fee income, net of the deferred origination expenses, is being recognized over the 24 month term of the loans. If the SBA PPP loans are converted to grants and thus paid off by the SBA, any unrecognized net fee income will be recognized at that time. Approximately $207,000 of net fee income related to these loans was recorded in the second quarter of 2020.

Interest expense on average interest-bearing liabilities was $2.9 million, with an interest cost of 1.04%, for the second quarter of 2020, compared to $3.5 million, with an interest cost of 1.30%, for the first quarter of 2020 and $3.1 million, with an interest cost of 1.46%, for the second quarter of 2019. Despite an increase of $252.4 million in average interest-bearing liabilities for the second quarter of 2020 compared to the second quarter of 2019, interest expense declined $242,000 largely due to a decline in interest rates paid on deposits, borrowings and the redeemable subordinated debentures as a direct result of the falling interest rate environment. The average cost of interest-bearing deposits was 1.04% for the second quarter of 2020, 1.27% for the first quarter of 2020 and 1.35% for the second quarter of 2019. The lower interest cost of interest-bearing deposits for the second quarter of 2020 compared to the second quarter of 2019 primarily reflects a sharp decline in market interest rates beginning in the fourth quarter of 2019 and continuing through the first six months of 2020. The interest rates paid on deposits generally do not adjust quickly to sharp changes in market interest rates and decline over time in a falling interest rate environment. The growth in average interest-bearing liabilities included average interest-bearing deposits of $172.6 million acquired in the Shore Merger. Of the total increase in average interest-bearing liabilities, certificates of deposit which generally have a higher interest cost than other types of interest-bearing deposits, increased $86.5 million. At June 30, 2020, there were $266.0 million of certificates of deposit with an average interest cost of 1.60% that mature within the next 12 months. Management will continue to adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis decreased 42 basis points to 3.64% for the second quarter of 2020 compared to 4.06% for the second quarter of 2019 due primarily to the 76 basis point decline in the yield of average interest-earning assets, partially offset by the 42 basis points decline in the interest cost of average interest-bearing liabilities. Due to the sharp decline in the prime rate in the third and fourth quarters of 2019 followed by the further decline in the prime rate in March 2020, the yield of loans declined 82 basis points to 4.85% and the interest cost of interest-bearing liabilities was not reduced as quickly and to the same extent as the decline in the yield of loans.

The Company recorded a provision for loan losses of $2.1 million for the second quarter of 2020 compared to a provision for loan losses of $400,000 for the second quarter of 2019. The significant increase in the provision for loan losses in the second quarter of 2020 included an additional provision of approximately $1.2 million that reflected an increase in the qualitative factors attributed to the modification and deferral of principal and or interest up to 90 days on $147.5 million of loans at June 30, 2020. As a result of the deferral of payments requested by and granted to these borrowers, management concluded that, although these loans generally were credit rated “Pass-Watch,” the deferral of payments indicated a somewhat weaker financial strength than “Pass” credit rated loans warranting an additional reserve for estimated incurred losses. During the second quarter of 2020, total loans down-graded to credit ratings of “Special Mention”, “Substandard” and “Doubtful” were $8.9 million, $5.2 million and $151,000, respectively. As a result of these down-grades, an additional provision for loan losses of approximately $850,000 was recorded. The higher provision also reflects, to a lesser extent, the growth and change in mix of the loan portfolio. At June 30, 2020 total loans were $1.4 billion and the allowance for loan losses was $12.1 million, or 0.89% of total loans, compared to total loans of $967.8 million and an allowance for loan losses of $8.6 million, or 0.89% of total loans, at June 30, 2019. Included in loans at June 30, 2020 were $200.0 million of loans that were acquired in the Shore Merger. Acquisition accounting for the Shore Merger in 2019 and the New Jersey Community Bank (“NJCB”)

merger in 2018 resulted in the Shore and NJCB loans being recorded at their fair value and no allowance for loan losses as of the effective time of the respective mergers. The unaccreted general credit fair value discounts related to the former Shore and NJCB loans were approximately $1.9 million and $0.6 million at June 30, 2020, respectively. In addition, at June 30, 2020 there were $75.1 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no reserve was provided.

Non-interest income was $3.1 million for the second quarter of 2020, representing an increase of $930,000, or 42.9%, compared to $2.2 million for the second quarter of 2019. The significant increase in non-interest income was driven primarily by a $961,000 increase in gains on the sale of loans. In the second quarter of 2020, residential mortgage banking operations originated approximately $76.0 million of residential mortgages, sold $76.6 million of residential mortgages and recorded $2.1 million of gains compared to $26.2 million of residential mortgages originated, $28.3 million of residential mortgage loans sold and $878,000 of gains recorded in the second quarter of 2019. The residential mortgage loan pipeline was $48.6 million at June 30, 2020 and was comprised 60% and 40% of refinance and purchase loan applications and commitments for mortgages, respectively. Management believes that the increase in residential mortgage loans sold was due primarily to increased residential mortgage lending activity as a result of sharply lower mortgage interest rates in the 2020 period compared to the 2019 period. Due to the disruption and uncertainty caused by the COVID-19 pandemic, no SBA loans were originated or sold and no gains were recorded in the second quarter of 2020 compared to $4.7 million of SBA loans sold and gains of $282,000 recorded in the second quarter of 2019. However, SBA lending activity continued during the second quarter of 2020 and at June 30, 2020 the SBA pipeline of applications and commitments was $7.7 million. For the second quarter of 2020 compared to the second quarter of 2019, service charges on deposit accounts decreased $27,000 primarily due to lower overdraft fees and income on Bank-owned life insurance (“BOLI”) increased $115,000 due primarily to the increase in BOLI acquired in the Shore Merger. Other income decreased $129,000 in the second quarter of 2020 compared to the second quarter of 2019 primarily due to a gain from the sale of OREO of $137,000 in the second quarter of 2019.

Non-interest expenses were $9.8 million for the second quarter of 2020 and increased $1.3 million, or 14.8%, compared to $8.6 million for the second quarter of 2019, which included $258,000 of Shore merger expenses. The primary reason for the increase was $950,000 of expenses from inclusion of the former Shore operations in the second quarter of 2020. Salaries and employee benefits expense increased $723,000, or 13.7%, for the second quarter of 2020 compared to the second quarter of 2019 due primarily to salaries and benefits for former Shore employees ($442,000) who joined the Company, higher commissions expense of $421,000 related to the significantly higher origination of residential mortgage loans primarily for sale, merit increases and increases in employee benefit expenses, which amounts were partially offset by higher deferred loan origination expenses of approximately $338,000 related to the origination of SBA PPP loans. Occupancy expense increased $214,000, or 21.6%, due primarily to the addition of the five former Shore branch offices. Data processing expenses increased $125,000, or 36.2%, due primarily to the addition of the Shore operations and increases in loans, deposits and other customer services. FDIC insurance expense increased $165,000 due primarily to the growth of assets, the acquisition of Shore and an increase in the FDIC assessment rate. Other operating expenses increased $322,000, or 20.1%, primarily resulting from the inclusion of the former Shore operations of $168,000, professional fees of $122,000 and general increases in supplies, telephone, and insurance premiums.

Income tax expense was $1.3 million for the second quarter of 2020, resulting in an effective tax rate of 26.0% compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 27.3% for the second quarter of 2019. The reduction in the effective tax rate for 2020 was due primarily to the 1.00% lower New Jersey state statutory tax rate in 2020 than in 2019.

Total assets increased $154.7 million to $1.74 billion at June 30, 2020 from $1.59 billion at December 31, 2019 due primarily to a $139.4 million increase in total loans, a $13.7 million increase in total investment securities and a $5.2 million increase in loans held for sale. The increase in assets was funded primarily by a $132.0 million increase in deposits and a $15.2 million increase in short-term borrowings. Total portfolio loans at June 30, 2020 were $1.36 billion, compared to $1.22 billion at December 31, 2019. The $139.4 million increase in loans was due primarily to $75.1 million of new SBA PPP loans funded during the second quarter of 2020, an increase of $60.4 million in mortgage warehouse loans and an increase of $24.6 million in commercial real estate loans which were partially offset by decreases in other components of the loan portfolio. Total investment securities were $246.1 million at June 30, 2020, representing an increase of $13.7 million compared to $232.4 million at December 31, 2019. Investment securities available for sale decreased $4.1 million and investment securities held to maturity increased $17.8 million at June 20, 2020 from December 31, 2019.

Total deposits increased $132.0 million to $1.41 billion at June 30, 2020 from $1.28 billion at December 31, 2019. The increase in deposits was due primarily to a $109.7 million increase in non-interest-bearing demand deposits, a $9.3 million increase in interest-bearing demand deposits and a $20.8 million increase in savings deposits, which were offset by a $7.8 million decrease in certificates of deposit. Management estimated that approximately $30.0 million of the increase in non-interest-bearing demand deposits represented SBA PPP loans proceeds that had not been expended by the borrowers at June 30, 2020. Short-term borrowings increased $15.2 million to $107.3 million at June 30, 2020 compared to $92.0 million at December 31, 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.33%, 11.35%, 10.54% and 9.65%, respectively, at June 30, 2020. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 10.53%, 11.34%, 10.53% and 9.64%, respectively, at June 30, 2020. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $13.5 million at June 30, 2020 compared to $4.5 million at December 31, 2019. During the first six months of 2020, $9.8 million of loans were placed on non-accrual and included a participation in a construction loan with a balance of $7.5 million, $1.7 million of commercial real estate loans, a $84,000 commercial business loan, a $162,000 residential loan and $320,000 of loans to individuals. During the first six months of 2020, $773,000 of non-performing loans were resolved.

Non-performing loans to total loans were 1.00% and non-performing assets to total assets were 0.80% at June 30, 2020 compared to non-performing loans to total loans of 0.37% and non-performing assets to total assets of 0.32% at December 31, 2019.

OREO at June 30, 2020 was $470,000 and consisted of 5 residential lots acquired in the Shore merger with a carrying value of $377,000 and land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 26 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (3), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

The foregoing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimate made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the potential phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; our ability to integrate acquisitions and achieve cost savings; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.

Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

##############

1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Per share data:
Earnings per share - basic	$0.36	$0.39	$0.70	$0.78
Earnings per share - diluted	0.36	0.39	0.69	0.78
Book value per share at end of period			17.37	15.62
Tangible book value per common share at end of period(1)			13.79	14.21

Weighted average shares outstanding - basic	10,209,295	8,634,251	10,205,065	8,629,197
Weighted average shares outstanding - diluted	10,248,156	8,696,943	10,256,481	8,692,063
Shares outstanding at end of period			10,219,048	8,648,993
Performance ratios/data:
Return on average total assets	0.89%	1.10%	0.89%	1.14%
Return on average shareholders' equity	8.50%	10.22%	8.26%	10.49%
Net interest income (tax-equivalent basis)(2)	$13,982	$11,544	$27,028	$22,889
Net interest margin (tax-equivalent basis)(3)	3.64%	4.09%	3.66%	4.13%
Efficiency ratio (tax-equivalent basis)(4)	57.59%	62.46%	60.24%	61.88%

Loan portfolio composition:			June 30, 2020	December 31, 2019
Commercial real estate			$592,276	$567,655
Mortgage warehouse lines			297,093	236,672
Construction loans			135,182	148,939
Commercial business			216,249	139,271
Residential real estate			87,862	90,259
Loans to individuals			28,320	32,604
Other loans			128	137
Gross loans			1,357,110	1,215,537
Deferred (fees) costs, net			(1,674)	491
Total loans			$1,355,436	$1,216,028
Asset quality data:
Loans past due over 90 days and still accruing			$—	$—
Non-accrual loans			13,519	4,497
OREO property			470	571
Total non-performing assets			$13,989	$5,068

Net charge-offs	$—	$463	$165	$481
Allowance for loan losses to total loans			0.89%	0.76%
Allowance for loan losses to non-performing loans			89.70%	206.16%
Non-performing loans to total loans			1.00%	0.37%
Non-performing assets to total assets			0.80%	0.32%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			9.33%	9.70%
Total capital to risk-weighted assets			11.35%	11.69%
Tier 1 capital to risk-weighted assets			10.54%	11.01%
Tier 1 leverage ratio			9.65%	10.56%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			10.53%	10.99%
Total capital to risk-weighted assets			11.34%	11.67%
Tier 1 capital to risk-weighted assets			10.53%	10.99%
Tier 1 leverage ratio			9.64%	10.54%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $132 and $112 for the three months ended June 30, 2020 and 2019, respectively, the tax-equivalent adjustment was $245 and $230 for the six months ended June 30, 2020 and 2019, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$10,101	$2,547
Interest-earning deposits	2,481	12,295
Total cash and cash equivalents	12,582	14,842
Investment securities:
Available for sale, at fair value	151,661	155,782
Held to maturity (fair value of $97,567 and $78,223 at June 30, 2020 and December 31, 2019, respectively)	94,440	76,620
Total investment securities	246,101	232,402
Loans held for sale	11,129	5,927
Loans	1,355,436	1,216,028
Less: allowance for loan losses	(12,126)	(9,271)
Net loans	1,343,310	1,206,757
Premises and equipment, net	14,691	15,262
Right-of-use assets	17,282	17,957
Accrued interest receivable	5,740	4,945
Bank-owned life insurance	36,943	36,678
Other real estate owned	470	571
Goodwill and intangible assets	36,563	36,779
Other assets	16,139	14,142
Total assets	$1,740,950	$1,586,262
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$397,238	$287,555
Interest bearing	1,012,154	989,807
Total deposits	1,409,392	1,277,362
Short-term borrowings	107,250	92,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,296	1,592
Lease liability	18,036	18,617
Accrued expense and other liabilities	8,935	7,506
Total liabilities	1,563,466	1,415,684
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,258,374 and 10,224,974 shares issued and 10,219,048 and 10,191,676 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	110,546	109,964
Retained earnings	66,067	60,791
Treasury stock, 39,326 and 33,298 shares at June 30, 2020 and December 31, 2019	(503)	(368)
Accumulated other comprehensive income	1,374	191
Total shareholders' equity	177,484	170,578
Total liabilities and shareholders' equity	$1,740,950	$1,586,262

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees	$15,374	$12,869	$30,179	$25,026
Securities:
Taxable	852	1,215	1,908	2,485
Tax-exempt	496	422	934	863
Federal funds sold and short-term investments	4	47	93	94
Total interest income	16,726	14,553	33,114	28,468
INTEREST EXPENSE
Deposits	2,724	2,671	5,962	4,988
Borrowings	48	257	110	430
Redeemable subordinated debentures	106	192	258	390
Total interest expense	2,878	3,120	6,330	5,808
Net interest income	13,848	11,433	26,784	22,660
PROVISION FOR LOAN LOSSES	2,125	400	3,020	700
Net interest income after provision for loan losses	11,723	11,033	23,764	21,960
NON-INTEREST INCOME
Service charges on deposit accounts	132	159	345	325
Gain on sales of loans, net	2,121	1,160	3,591	2,205
Income on bank-owned life insurance	264	149	444	289
Gain on sales/calls of securities	10	—	18	—
Other income	573	702	1,158	1,217
Total non-interest income	3,100	2,170	5,556	4,036
NON-INTEREST EXPENSES
Salaries and employee benefits	6,001	5,278	12,170	10,241
Occupancy expense	1,205	991	2,375	2,012
Data processing expenses	470	345	916	693
FDIC insurance expense	225	60	259	160
Other real estate owned expenses	14	34	31	82
Merger-related expenses	—	258	64	273
Other operating expenses	1,922	1,600	3,815	3,199
Total non-interest expenses	9,837	8,566	19,630	16,660
Income before income taxes	4,986	4,637	9,690	9,336
INCOME TAXES	1,296	1,267	2,579	2,569
Net income	$3,690	$3,370	$7,111	$6,767
EARNINGS PER COMMON SHARE
Basic	$0.36	$0.39	$0.70	$0.78
Diluted	0.36	0.39	0.69	0.78
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,209,295	8,634,251	10,205,065	8,629,197
Diluted	10,248,156	8,696,943	10,256,481	8,692,063

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended June 30, 2020			Three months ended June 30, 2019
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$16,807	$4	0.10%	$7,650	$47	2.46%
Investment securities:
Taxable	168,415	852	2.02%	166,287	1,215	2.92%
Tax-exempt (1)	82,709	627	3.03%	57,425	534	3.72%
Total investment securities	251,124	1,479	2.36%	223,712	1,749	3.13%
Loans: (2)
Commercial real estate	579,640	7,791	5.32%	403,980	5,187	5.08%
Mortgage warehouse lines	223,696	2,284	4.08%	151,929	2,214	5.76%
Construction	140,593	1,992	5.70%	158,097	2,768	7.02%
Commercial business	145,209	1,567	4.34%	122,005	1,833	6.03%
SBA PPP loans	54,285	348	2.58%	—	—	—%
Residential real estate	87,878	952	4.29%	47,280	523	4.42%
Loans to individuals	28,809	316	4.34%	21,964	292	5.26%
Loans held for sale	14,472	114	3.15%	4,104	42	4.09%
All other loans	890	10	4.44%	895	10	4.42%
Total Loans	1,275,472	15,374	4.85%	910,254	12,869	5.67%
Total interest-earning assets	1,543,403	$16,857	4.39%	1,141,616	$14,665	5.15%
Non-interest-earning assets:
Allowance for loan losses	(10,232)			(8,755)
Cash and due from bank	11,712			10,968
Other assets	123,717			83,914
Total non-interest-earning assets	125,197			86,127
Total assets	$1,668,600			$1,227,743
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$425,347	$611	0.58%	$340,048	$683	0.81%
Savings accounts	271,772	547	0.81%	191,586	464	0.97%
Certificates of deposit	353,160	1,566	1.78%	266,662	1,524	2.29%
Federal Reserve Bank PPPLF borrowings	3,970	3	0.30%	—	—	—%
Short-term borrowings	35,679	45	0.51%	39,187	257	2.63%
Redeemable subordinated debentures	18,557	106	2.26%	18,557	192	4.14%
Total interest-bearing liabilities	1,108,485	$2,878	1.04%	856,040	$3,120	1.46%
Non-interest-bearing liabilities:
Demand deposits	356,322			215,530
Other liabilities	29,190			23,951
Total non-interest-bearing liabilities	385,512			239,481
Shareholders' equity	174,603			132,222
Total liabilities and shareholders' equity	$1,668,600			$1,227,743
Net interest spread (3)			3.35%			3.69%
Net interest income and margin (4)		$13,979	3.64%		$11,545	4.06%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Six months ended June 30, 2020			Six months ended June 30, 2019
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$20,682	$93	0.90%	$7,490	$94	2.53%
Investment securities:
Taxable	168,393	1,908	2.27%	163,454	2,485	3.04%
Tax-exempt (1)	73,954	1,182	3.20%	58,621	1,093	3.73%
Total investment securities	242,347	3,090	2.55%	222,075	3,578	3.22%
Loans: (2)
Commercial real estate	577,140	15,146	5.19%	397,154	10,199	5.11%
Mortgage warehouse lines	199,485	4,319	4.33%	137,741	4,038	5.86%
Construction	144,044	4,171	5.82%	156,987	5,430	6.98%
Commercial business	144,001	3,370	4.71%	122,456	3,655	6.02%
SBA PPP loans	27,143	348	2.58%	—	—	—%
Residential real estate	89,119	1,948	4.32%	47,277	1,058	4.45%
Loans to individuals	29,653	708	4.72%	22,353	567	5.05%
Loans held for sale	9,229	149	3.23%	2,741	58	4.23%
All other loans	1,346	20	2.94%	936	21	4.46%
Total Loans	1,221,160	30,179	4.97%	887,645	25,026	5.69%
Total interest-earning assets	1,484,189	$33,362	4.52%	1,117,210	$28,698	5.18%
Non-interest-earning assets:
Allowance for loan losses	(9,843)			(8,645)
Cash and due from bank	12,547			11,060
Other assets	123,098			78,586
Total non-interest-earning assets	125,802			81,001
Total assets	$1,609,991			$1,198,211
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$413,592	$1,371	0.67%	$337,516	$1,257	0.75%
Savings accounts	268,413	1,151	0.86%	190,387	889	0.94%
Certificates of deposit	356,521	3,440	1.94%	257,251	2,842	2.23%
Federal Reserve Bank PPPLF borrowings	1,984	3	0.30%	—	—	—%
Short-term borrowings	27,298	107	0.79%	32,729	430	2.65%
Redeemable subordinated debentures	18,557	258	2.75%	18,557	391	4.21%
Total interest-bearing liabilities	1,086,365	$6,330	1.17%	836,440	$5,809	1.40%
Non-interest-bearing liabilities:
Demand deposits	319,920			211,575
Other liabilities	30,489			20,097
Total non-interest-bearing liabilities	350,409			231,672
Shareholders' equity	173,217			130,099
Total liabilities and shareholders' equity	$1,609,991			$1,198,211
Net interest spread (3)			3.35%			3.78%
Net interest income and margin (4)		$27,032	3.66%		$22,889	4.13%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Adjusted net income
Net income	$3,690	$3,370	$7,111	$6,767
Adjustments:
Merger-related expenses	—	258	64	273
Income tax effect of adjustments	—	(77)	(19)	(82)
Adjusted net income	$3,690	$3,551	$7,156	$6,958

Adjusted net income per diluted share
Adjusted net income	$3,690	$3,551	$7,156	$6,958
Diluted shares outstanding	10,248,156	8,696,943	10,256,481	8,692,063
Adjusted net income per diluted share	$0.36	$0.41	$0.70	$0.80

Adjusted return on average total assets
Adjusted net income	$3,690	$3,551	$7,156	$6,958
Average assets	1,668,600	1,227,743	1,609,991	1,198,211
Adjusted return on average total assets	0.89%	1.16%	0.89%	1.17%

Adjusted return on average shareholders' equity
Adjusted net income	$3,690	$3,551	$7,156	$6,958
Average equity	174,603	132,222	173,217	130,099
Adjusted return on average shareholders' equity	8.50%	10.77%	8.31%	10.79%

Book value and tangible book value per common share
Shareholders' equity			$177,484	$135,075
Less: goodwill and intangible assets			36,563	12,196
Tangible shareholders' equity			140,921	122,879
Shares outstanding			10,219,048	8,648,993
Book value per common share			$17.37	$15.62
Tangible book value per common share			$13.79	$14.21

1 The Company used the non-GAAP financial measures, Adjusted net income, Adjusted net income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders' equity and tangible book value per common share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger-related expenses related to the Shore Merger in 2019. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.